SUPPLEMENT dated October 29, 2004

(To Prospectus Supplement Dated September 28, 2004

to Prospectus Dated September 27, 2004)

$2,304,120,000 (Approximate)

AMERICAN HOME MORTGAGE

INVESTMENT TRUST 2004-3

Mortgage Backed Notes

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The second sentence of the penultimate paragraph under “Description of the Notes— General” on page S-32 of the prospectus supplement is deleted in its entirety and replaced with the following:

The “Record Date” for each class of Class I-A, Class VI-A2, Class M-H1, Class M-H2 and Class M-H3 Notes and each Payment Date, will be the close of business on the Business Day immediately preceding such Payment Date; provided, however, if any such Note is no longer a Book-Entry Note, the Record Date for such class of Notes shall be the close of business on the last Business Day of the calendar month preceding such Payment Date.  The “Record Date” for each class of Class II-A, Class III-A, Class IV-A, Class V-A, Class VI-A1, Class VI-A3, Class VI-A4, Class VI-A5, Class M-F1, Class M-F2 and Class M-F3 Notes and each Payment Date, the close of business on the last Business Day of the calendar month preceding such Payment Date.

The definition of “Adjustment Fraction” under “Description of the Notes—Payments of Interest—Definitions Relating to Interest Payment Priorities” on page S-39 of the prospectus supplement is deleted in its entirety and replaced with the following:

The “Adjustment Fraction” with respect to the Group I-V Notes will be a fraction, (x) the numerator of which is the aggregate Stated Principal Balance of the Group I-V Loans at the beginning of the related Due Period and (y) the denominator of which is the aggregate Note Principal Balance of the Group I-V Notes immediately prior to that Payment Date. With respect to the Group VI Notes the “Adjustment Fraction” will be a fraction, (x) the numerator of which is the aggregate Stated Principal Balance of the Group VI Loans at the beginning of the related Due Period, and (y) the denominator of which is the aggregate Note Principal Balance of the Group VI Notes immediately prior to that Payment Date.

The definition of “Group VI Available Funds” under “Description of the Notes—Payments of Interest—Definitions Relating to Available Funds” on page S-42 of the prospectus supplement is deleted in its entirety and replaced with the following:

The “Group VI Available Funds” for any Payment Date will be an amount equal to the amount received by the Indenture Trustee and available in the Payment Account on that Payment Date in respect of the Group VI Loans. The Group VI Available Funds generally includes:  (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments and the principal amount of Net Liquidation Proceeds) and all previously undistributed payments on account of interest received after the Cut-off Date and on or prior to the related Determination Date from the Group VI Loans and (2) any Monthly Advances and Compensating Interest Payments on the Group VI Loans made by the Master Servicer for such Payment Date and (3) any amounts reimbursed by the Master Servicer or the Indenture Trustee in connection with losses on certain eligible investments in the Collection Account or the Payment Account, and is net of (4) fees payable to, and other amounts reimbursable to, the Master Servicer, the Indenture Trustee and the Owner Trustee and other amounts allocable to the Group VI Loans as provided in the Agreements.

The definitions of “Group I-V Principal Distribution Amount” and “Group VI Principal Distribution Amount” under “Description of the Notes—Payments of Principal—Definitions Relating to Principal Payment Priorities” on page S-52 of the prospectus supplement are deleted in their entirety and replaced with the following:

The “Group I-V Principal Distribution Amount” with respect to each Payment Date will be the amount by which (i) the sum of (a) the Group I-V Basic Principal Distribution Amount, and (b) the Group I-V Overcollateralization Increase Amount exceeds (ii) the Group I-V Overcollateralization Release Amount.

The “Group VI Principal Distribution Amount” with respect to each Payment Date will be the amount by which (i) the sum of (a) the Group VI Basic Principal Distribution Amount, and (b) the Group VI Overcollateralization Increase Amount exceeds (ii) the Group VI Overcollateralization Release Amount.

The definition of “Group VI Overcollateralization Target Amount” under “Description of the Notes—Payments of Principal—Definitions Relating to Principal Payment Priorities” on page S-57 of the prospectus supplement is deleted in its entirety and replaced with the following:

The “Group VI Overcollateralization Target Amount” with respect to any Payment Date will be an amount equal to (x) prior to the Group VI Stepdown Date, 0.90% of the Group VI Cut-off Date Balance and (y) on or after the Group VI Stepdown Date, the greater of (A) 1.80% of the aggregate Stated Principal Balance of the Group VI Loans at the beginning of the related Due Period and (B) 0.40% of the Group VI Cut-off Date Balance.

The definitions of “Group I-V Net Monthly Excess Cashflow” and “Group VI Net Monthly Excess Cashflow” under “Description of the Notes—Payments of Principal—Definitions Relating to Principal Payment Priorities” on page S-58 of the prospectus supplement are deleted in their entirety and replaced with the following:

The “Group I-V Net Monthly Excess Cashflow” with respect to each Payment Date and Group I-V Loans will be the sum of (i) the excess of (x) the aggregate of the Group I, Group II, Group III, Group IV and Group V Available Funds for such Payment Date over (y) the sum for such Payment Date of (A) the aggregate amount of Accrued Note Interest for the Group I-V Notes and (B) the related Principal Remittance Amount and (ii) Group I-V Overcollateralization Release Amount.

The “Group VI Net Monthly Excess Cashflow” with respect to each Payment Date and Group VI Loans will be the sum of (i) the excess of (x) the Group VI Available Funds for such Payment Date over (y) the sum for such Payment Date of (A) the aggregate amount of Accrued Note Interest for the Group VI Notes and (B) the related Principal Remittance Amount and (ii) Group VI Overcollateralization Release Amount.

The definitions of “Group I-V Overcollateralization Release Amount” and “Group VI Overcollateralization Release Amount” are added to “Description of the Notes—Payments of Principal—Definitions Relating to Principal Payment Priorities” of the prospectus supplement to read as follows:

The “Group I-V Overcollateralization Release Amount” with respect to any Payment Date, will be the amount, if any, by which the Group I-V Overcollateralized Amount exceeds the Group I-V Overcollateralization Target Amount.

The “Group VI Overcollateralization Release Amount” with respect to any Payment Date, will be the amount, if any, by which the Group VI Overcollateralized Amount exceeds the Group VI Overcollateralization Target Amount.

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Capitalized terms used but not defined herein have the meanings assigned them in the accompanying prospectus supplement.